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EXHIBIT 10.3

April 20, 2011

Mr. Robert T. Brennan
55 Russett Hill Road
Sherborn, MA 01770

Dear Bob:

        This will confirm that we have agreed to the following terms and conditions regarding your separation from employment with Iron Mountain Incorporated ("Iron Mountain").

        1.    Employment Agreement.    Reference is made to the Employment Agreement dated as of August 11, 2008 between Iron Mountain and you (the "Employment Agreement").

        2.    Termination of Employment.    By the mutual agreement of you and the Board of Directors of Iron Mountain, your employment with Iron Mountain will terminate on May 31, 2011 or such earlier date as we shall agree in writing (the "Termination Date"). You will no longer be Chief Executive Officer and President of Iron Mountain Incorporated as of the date hereof (the "Separation Date") and from such date through the Termination Date you will perform only the transitional services provided for in Section 9 below, and shall not have any authority to, and shall not take any action that purports to bind Iron Mountain or its subsidiaries or affiliates to any contractual or other obligation.

        3.    Payments on Termination.    Provided that you (a) sign this Agreement and do not revoke your signature, and (b) comply with all of your obligations under Sections 5, 6 and 7 of the Employment Agreement, then Iron Mountain will provide you with the benefits set forth in Sections 4(a) and 4(b) of the Employment Agreement. For the avoidance of doubt:

            (i)  The payments provided for in Sections 4(a) and 4(b) will begin to be paid or accrue commencing on the Termination Date.

           (ii)  The monthly payments under Sections 4(b)(i) and 4(b)(ii) shall each be $77,250.

          (iii)  The payment under Section 4(b)(iv) shall be $604,997.50.

        4.    Other Benefits.    Your eligibility to participate in all other Iron Mountain benefits plans and programs except as stated in Section 3 above will end on the Termination Date.

        5.    Unemployment Compensation.    Iron Mountain will not contest or appeal any claim that you may file for unemployment compensation benefits.

        6.    Nondisparagement.    You agree not to take any action or make any statement, written or oral, that is professionally disparaging about, or adverse to the interests of Iron Mountain, its subsidiaries or affiliates, or any of their respective present and former officers, directors, shareholders, trustees, employees, agents, representatives or consultants.

        7.    General Release of Claims.    In exchange for the promises and payments described in this Agreement, you (on behalf of yourself and your heirs, executors, administrators and assigns) hereby release and forever discharge Iron Mountain, its subsidiaries and affiliates, and each of their respective directors, officers, employees, agents, successors and assigns (collectively, the "Released Parties"), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys' fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against the Released Parties, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Genetic Information Nondiscrimination Act and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the termination of your employment with Iron Mountain. You also waive any right you may have to recover any compensation or damages in any action against any of the Released Parties brought by any governmental entity on your behalf or on behalf of any class of which you may be a member. You hereby represent that you have not previously filed or joined in any complaints, charges or lawsuits against Iron Mountain pending before any governmental agency or court of law relating to your employment and/or the termination thereof.

        This General Release of Claims shall not apply to: (1) any vested interest you may have in any 401(k), pension or profit sharing plan or stock option agreement by virtue of your employment with Iron Mountain, (2) any claims that may arise after this Agreement is signed, (3) any claim that may not be waived by law, and (4) any claim by you to enforce the provisions of this Agreement.

        8.    Affirmation of Continuing Obligations under Employment Agreement.    You hereby acknowledge and affirm your continuing obligations under Sections 5, 6 and 7 under the Employment Agreement. You acknowledge that your continued compliance with these obligations is a condition of your receiving the severance payments and benefits provided for in Section 3 above. We each agree that the provisions of Sections 8, 9, 10, 11, 12 (except as modified hereby), 13, 14, 15, 16, 17, 18 and 19 of the Employment Agreement shall continue to be applicable with regard to the Employment Agreement.

        9.    Transition Services.    During the period from the Separation Date through and including the Termination Date, you will be available to Iron Mountain to assist and provide services with regard to the transition of the duties you performed on an as-requested basis. Such transition services may be provided after normal working hours or on weekends. During such time, you shall continue to be paid, earn vacation and be entitled to other benefits for such services in accordance with Sections 2(a), (d), (e) and (f) of the Employment Agreement.

        10.    Right to Consult with Counsel; Time for Signing; Revocation.    You have the right to and should consult with an attorney prior to signing this Agreement. You acknowledge that you have received this Agreement on April 20, 2011 and that you shall have twenty-one (21) days from your receipt of this Agreement (until 5:00 PM May 12, 2011 Boston Time) to decide whether to sign it. You agree that any modifications made to this Agreement, whether deemed to be material or immaterial, will not start another 21-day consideration period. You will have seven (7) days after signing this Agreement to revoke your signature. If you intend to revoke your signature, you must do so in writing addressed and delivered to me prior to the end of the 7-day revocation period. This Agreement shall not become effective, and neither Iron Mountain nor you shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period.

        11.    Assignment.    This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor of Iron Mountain by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties. Neither this Agreement nor any rights or benefits hereunder may be assigned by you, except that, upon your death, your earned and unpaid economic benefits will be paid to your heirs or beneficiaries.

        12.    Notices.    Any notice that Iron Mountain or you are required to give the other under this Agreement shall be in writing and shall be sufficiently given if personally delivered, sent by facsimile or other means of confirmed electronic submission or sent by recognized overnight courier service, or by certified mail, return receipt requested to the other party at the following address or at such other address as either party may from time to time designate in writing. The date of actual delivery of any notice under this Section 12 shall be deemed to be the date of receipt thereof.

(a)	If to you, to you at your address as specified above
(b)	If to Iron Mountain, to:
Iron Mountain Incorporated 745 Atlantic Avenue Boston, Massachusetts 02111 Attn: General Counsel

        13.    Waiver.    No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. No waiver hereunder shall be effective unless it is in writing and signed by the waiving party.

        14.    Complete Agreement; Modification.    This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous oral or written communications, negotiations, representations, understandings or agreements between them. Any modification of this Agreement shall be effective only if set forth in a written document signed by you and a duly authorized representative of Iron Mountain.

        15.    Headings.    The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part, or affect the meaning, of this Agreement.

        16.    Counterparts.    This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

        17.   Choice of Law; Jurisdiction.

          (a)   The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

          (b)   Except as set forth in subsection 17(c) below, any controversy, dispute or claim arising out of this Agreement, or the breach hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Boston, Massachusetts, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within the time allotted by the rules. The two (2) arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to timely nominate its arbitrator, or if the arbitrators named by the parties fail to agree on the third arbitrator within twenty (20), the office of the American Arbitration Association in Boston, Massachusetts shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final and application may be made to any competent court to confirm or vacate such decision or award. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the Commonwealth of Massachusetts shall govern. The arbitration panel may award legal fees and costs to the prevailing party.

          (c)   The provisions of Section 17(b) of this Agreement shall not preclude Iron Mountain from seeking equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the first sentence of Section 8 of this Agreement.

        19.    Section 409A.    It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Internal Revenue Code and this Agreement shall be interpreted, applied and, to the minimum extent necessary, amended to achieve that intention. If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Internal Revenue Code, any termination of employment triggering payment of such benefits must constitute a "separation from service" under Section 409A of the Internal Revenue Code. Any payment otherwise due to you on separation from service (other than in compliance with the requirements of Treas. Reg. § 1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Section 409A of the Internal Revenue Code) while you are a specified employee within the meaning of Section 409A of the Internal Revenue Code will not be made earlier than six (6) months after the date of your separation. In the event that, due to Section 409A of the Internal Revenue Code, you do not receive one or more cash payments that would otherwise be due during such six (6) month period, all such delayed payments will be made on the first day after the six (6) month anniversary of your separation, and thereafter any remaining payments shall be made in accordance with the previously agreed-upon schedule. For purposes of clarification, this paragraph shall not cause any forfeiture of, or increase in, benefits, but shall only act as a delay until such time as a "separation from service" occurs.

        20.    Acknowledgment of Reading and Understanding.    By signing this Agreement, you acknowledge that you have read this Agreement (including the General Release of Claims contained in Section 7 hereof), that you fully understand its terms, and that you have entered into this Agreement knowingly and voluntarily.

*        *        *        *        *         *

        Please indicate your acceptance of this Agreement by signing both copies and returning one copy in the enclosed envelope to: General Counsel, Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, MA 02111 no later than May 12, 2011. Please keep the other copy for your records.

Very truly yours,

/s/ C. RICHARD REESE

C. Richard Reese

ACCEPTED AND AGREED:

/s/ ROBERT T. BRENNAN Robert T. Brennan	Date:	4/21/11

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  EXHIBIT 10.3